Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 dated November 1, 2013 of Ikanos Communications, Inc. of our report dated February 28, 2013, except as it relates to the disclosures under the heading “Liquidity” in Note 1, as to which the date is August 23, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of Ikanos Communications, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 31, 2013